Exhibit 21.1

MOBILEPRO CORP.
LIST OF SUBSIDIARIES

Direct Subsidiaries of MobilePro Corp	Jurisdiction of Incorporation
CloseCall America, Inc.	Delaware
Davel Acquisition Corp.	Delaware
Davel Communications, Inc. (subsidiary of Davel Acquisition Corp.)	Delaware
American Fiber Networks, Inc.	Delaware
ProGames Network, Inc.	Delaware
MWS Newco, Inc.	Delaware

Direct and Indirect Subsidiaries of Davel Communications, Inc.
Davel Financing Company, LLC	Delaware
Davel Communications Group, Inc.	Illinois
Telaleasing Enterprises, Inc.	Illinois
Peoples Telephone Company, Inc.	New York
PhoneTel Technologies, Inc.	Ohio